Exhibit 10.1
CHANGE IN CONTROL SEVERANCE AGREEMENT
     This Change in Control Severance Agreement (“Agreement”) is made effective as of ______, 20___ (“Effective Date”), by and between ViaSat, Inc., a Delaware corporation (the “Company”), and _________ (“Executive”). For purposes of this Agreement (other than Section 1(c) below), the “Company” shall mean the Company and its subsidiaries.
     The parties agree as follows:
     1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
          (a) “Board” shall mean the Board of Directors of the Company.
          (b) “Cause” shall mean any of the following: (i) Executive’s gross negligence or willful misconduct in the performance of his duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company or its subsidiaries; (ii) Executive’s willful and habitual neglect of or failure to perform Executive’s duties of consulting or employment, which neglect or failure is not cured within thirty (30) days after written notice thereof is received by Executive; (iii) Executive’s commission of any act of fraud or dishonesty with respect to the Company that causes material harm to the Company or is intended to result in substantial personal enrichment; (iv) Executive’s conviction of or plea of guilty or nolo contendere to felony criminal conduct; or (v) Executive’s material violation of the Company’s Confidentiality and Proprietary Rights Agreement (as defined below) or similar agreement that Executive has entered into with the Company.
          (c) “Change in Control” shall mean and include each of the following:
               (i) A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than forty percent (40%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;
               (ii) The individuals who, as of the date hereof are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

               (iii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
                    (A) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
                    (B) After which no person or group beneficially owns voting securities representing forty percent (40%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(c)(ii)(B) as beneficially owning 40% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
          The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.
          (d) “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:
               (i) a material diminution in Executive’s authority, duties or responsibilities with the Company, including, without limitation, the continuous assignment to Executive of any duties materially inconsistent with Executive’s position with the Company, or a material negative change in the nature or status of Executive’s responsibilities or the conditions of Executive’s employment with the Company;
               (ii) a material diminution in Executive’s annualized cash and benefits compensation opportunity, which shall include Executive’s base compensation, Executive’s annual target bonus opportunity and Executive’s aggregate employee benefits (including equity compensation), as in effect on the Effective Date as the same may be increased from time to time thereafter;
               (iii) a material change in the geographic location at which Executive must perform his or her duties (and the Company and Executive agree that any involuntary relocation of the Company’s offices at which Executive is principally employed to a location more than fifty (50) miles from such location would constitute a material change); or
               (iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.
     Executive’s right to terminate employment with the Company pursuant to this section shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment with the Company shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

     Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary Separation from Service for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent. Executive’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.
          (e) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.
          (f) “Permanent Disability” means Executive’s inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.
          (g) “Separation from Service” means an involuntary separation from service within the meaning of Section 409A of the Code.
          (h) “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.
     2. Term.
          (a) The initial term of this Agreement (the “Initial Term”) shall continue until the earlier of the one (1) year anniversary of the Effective Date or the date on which all payments or benefits required to be made or provided hereunder have been made or provided in their entirety, except as otherwise provided in this Section 2.
          (b) At the expiration of any term of this Agreement, the term of this Agreement shall be automatically extended for an additional one year term unless the Company or the Executive shall have previously provided notice to the other party that the term of this Agreement shall not be further extended.
          (c) Notwithstanding the provisions of Sections 2(a) and (b), the then-effective Initial Term or Renewal Term shall automatically be extended in the event that such term would otherwise expire during the period commencing upon the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval of the Company’s stockholders and other conditions and contingencies) and ending on the date that is eighteen (18) months following the occurrence of such Change in Control. Such extension shall be upon the terms and conditions of this Agreement as then in effect, provided that such extension of the Term of this Agreement shall expire upon the first to occur of the first public announcement of the termination of such definitive agreement or the date that is eighteen (18) months following the occurrence of such Change in Control.
          (d) Notwithstanding the provisions of Section 2(a) and 2(b), the obligation of the Company to make payments or provide benefits pursuant to this Agreement to which Executive has acquired a right in accordance with the applicable provisions of this Agreement prior to the expiration of the then-effective Initial Term or Renewal Term shall survive the termination of this Agreement until such payments and benefits have been provided in full.

     3. Severance.
          (a) If Executive has a Separation from Service as a result of Executive’s discharge by the Company without Cause or by reason of Executive’s resignation for Good Reason, in either case (x) within eighteen (18) months following a Change in Control or (y) two (2) months prior to a Change in Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) and the last sentence of clause (iii) below, will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release, but in no event later than two and one-half (2 1/2) months following the last day of the calendar year in which the date of Executive’s Separation from Service occurs:
               (i) The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Executive’s Separation from Service at the rate then in effect, plus all other the benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement (other than any such plan or agreement pertaining to Stock Awards whose treatment is prescribed by Section 3(a)(iii) below), health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s Separation from Service;
               (ii) Subject to Section 3(c) and Executive’s continued compliance with Section 4, Executive shall be entitled to receive severance pay in an amount equal to _________ (___%) of Executive’s aggregate annual base salary and target annual cash bonus as in effect immediately prior to the date of Executive’s Separation from Services;
               (iii) Subject to Section 3(c) and Executive’s continued compliance with Section 4, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is eighteen (18) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall arrange to provide Executive and his or her eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Separation from Service with health (including medical and dental) insurance and other benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of such Separation from Service. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources reasonably acceptable to Executive. If any of the Company’s health benefits are self-funded as of the date of Executive’s Separation from Service, instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive an amount equal to eighteen (18) multiplied by the monthly premium Executive would be required to pay for continuation coverage pursuant to the COBRA for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service (calculated by reference to the premium as of the date of Separation from Service);
               (iv) Subject to Section 3(c) and Executive’s continued compliance with Section 4, the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be accelerated in full effective as of the date of Executive’s Separation from Service. Nothing in this Section 3(a)(iv) shall be construed to limit any more favorable vesting applicable to Executive’s Stock Awards in the Company’s equity plan(s) and/or the stock award agreements under which the Stock Awards were granted. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award; and
               (v) Notwithstanding any other provision of this Agreement to the contrary, any severance benefits payable to Executive under this Agreement shall be reduced by any severance benefits payable by the Company or an affiliate of the Company to such individual under any other policy, plan, program, agreement or arrangement, including, without limitation, any severance agreement between such individual and any entity.
          (b) Other Terminations. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason more than two (2) months prior to a Change in Control or more than eighteen (18) months following a Change in Control, or at any time by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Permanent Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations).
          (c) Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 3(a) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form to that attached hereto as Exhibit A (and any applicable revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of Executive’s Separation from Service.
          (d) Exclusive Remedy. In the event of a termination of Executive’s employment with the Company within the period two months prior to a Change in Control or 18 months after a Change in Control, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 3 and except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination.
          (e) No Mitigation. Except as otherwise provided in Section 3(a)(iii) above, Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 3.
          (f) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 3(g) prior to the receipt of any post-termination benefits described in this Agreement.
          (g) Best Pay Provision.
               (i) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to the termination of Executive’s employment with the Company (“Payment”), would (A) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (B) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (1) the full amount of such Payment or (2) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.
               (ii) All determinations required to be made under this Section 3(g), including whether and to what extent the Payments shall be reduced and the assumptions to be utilized in arriving at such determination, shall be made by the nationally recognized certified public accounting firm used by the Company immediately prior to the effective date of the Change in Control or, if such firm declines to serve, such other nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to Executive and the Company at such time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon Executive and the Company. For purposes of making the calculations required by this Section 3(g), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.
     4. Confidentiality and Proprietary Rights. Executive and the Company have executed the Company’s Employee Proprietary Information and Inventions Agreement. The Company shall be entitled to cease all severance payments and benefits to Executive in the event of his or her material breach of this Section 4.
     5. Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. At the election of Executive, expedited arbitration procedures under AAA may be employed for such dispute. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, the Company acknowledges and agrees that Executive shall be entitled to indemnification for such fees and expenses under applicable indemnification agreements or the Company’s charter and bylaws, as applicable; provided, further that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 5 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.
     6. At-Will Employment Relationship. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

     7. General Provisions.
          7.1 Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder; provided, further, that the failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          7.2 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
          7.3 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
          7.4 Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
          7.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

          7.6 Survival. Sections 1 (“Definitions”), 3 (“Severance”), 4 (“Confidentiality and Proprietary Rights”), 5 (“Agreement to Arbitrate”) and 7 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.
          7.7 Entire Agreement. This Agreement and the Company Confidentiality and Proprietary Rights Agreement incorporated herein by reference together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
          7.8 Code Section 409A Exempt.
               (a) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 7(d) shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.
               (b) If the Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 7.8(b) shall be paid or distributed to Executive in a lump sum on the earlier of (a) the date that is six (6)-months following Executive’s Separation from Service, (b) the date of Executive’s death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
          7.9 Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.
          7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

     THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

ViaSat, Inc.
Dated:	By:
Name:
Title:

Executive
Dated:
Address:

EXHIBIT A
GENERAL RELEASE OF CLAIMS
     [The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]
     This General Release of Claims (“Release”) is entered into as of this ______ day of ______, ______, between ______ (“Executive”), and ViaSat, Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).
     WHEREAS, Executive and the Company are parties to that certain Change in Control Severance Agreement dated as of ______, 20___ (the “Agreement”);
     WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and
     WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.
     NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:
     1. General Release of Claims by Executive.
          (a) Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the

Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.
     Notwithstanding the generality of the foregoing, Executive does not release the following claims:
     (i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
     (ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
     (iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;
     (iv) Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;
     (v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement; and
     (vi) Claims Executive may have to vested or earned compensation and benefits.
          (b) EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
          “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
     BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
          (c) Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.
          (d) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and

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Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.
          (e) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Executive’s termination of employment.
     2. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.
     3. Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
     4. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.
     5. Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
     6. Entire Agreement. This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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     7. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(Signature Page Follows)

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     IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

Executive	ViaSat, Inc.
By:
Print Name:		Print Name:
Title:

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EXHIBIT B
COMPANY EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

SCHEDULE I TO EXHIBIT 10.1
As of the date of filing this report, the Company has entered into this form of Change in Control Severance Agreement with the executive officers of the Company listed below. In accordance with Instruction 2 to Item 601 of Regulation S-K, the Company has filed only the form of such agreement as the agreements are substantially identical in all material respects, except as to the parties thereto and, in Section 3(a)(ii) of the agreements, the percentage of annual base salary and target annual cash bonus included in the severance payment. The Company agrees to furnish the agreements at the request of the SEC.

Name	Percentage
Mark D. Dankberg	300%
Richard A. Baldridge	300%
H. Stephen Estes	200%
Kevin J. Harkenrider	200%
Steven R. Hart	200%
Keven K. Lippert	200%
Mark J. Miller	200%
Thomas E. Moore	200%
Ronald G. Wangerin	200%